Exhibit 2.2.1

TransTex Gas Services, LP

5485 Belt Line Road, Suite 200

Dallas, Texas 75254

April 2, 2012

Eureka Hunter Acquisition Sub, LLC

c/o Magnum Hunter Resources Corporation

777 Post Oak Blvd. Suite 650

Houston, Texas 77056

Eureka Hunter Holdings, LLC

c/o Magnum Hunter Resources Corporation

777 Post Oak Blvd. Suite 650

Houston, Texas 77056

Re:  First Amendment to Asset Purchase Agreement

Ladies and Gentlemen:

Reference is made to the Asset Purchase Agreement dated as of March 21, 2012 (the “Agreement”) by and among Eureka Hunter Acquisition Sub, LLC (“Buyer”), TransTex Gas Services, LP (“TransTex”) and Eureka Hunter Holdings, LLC (“Eureka Hunter Holdings”).  Terms used but not defined herein are defined in the Agreement.  Buyer, TransTex and Eureka Hunter Holdings hereby agree that the Agreement is amended as follows:

1.             Section 6.5(b) of the Agreement is hereby amended to read in its entirety as follows:

The parties hereto agree to treat the transaction for U.S. federal income tax purposes as (i) a purchase of an undivided interest in the Purchased Assets with a value of $46.8 million by Magnum Hunter from TransTex and (ii) a subsequent contribution (a) by Magnum Hunter to Eureka Hunter Holdings of an undivided interest in the Purchased Assets with a value of $46.8 million in exchange for an interest in Eureka Hunter Holdings with a value of $46.8 million, and (b) by TransTex to Eureka Hunter Holdings of an undivided interest in the Purchased Assets with a value of $11.7 million in exchange for 585,000 Eureka Hunter Holdings Units.

2.             A new Section 6.26 is added to the Agreement as follows:

In order to facilitate the acquisition of Class A Common Units (“Units”) by partners of TransTex:

(a)           TransTex will retain $16,014,375.00 of the Cash Portion received at Closing on April 2, 2012, through the close of business on April 12, 2012 (the “Interim Period”), that TransTex would otherwise distribute to TransTex’s partners (the “Retained Cash”).

(b)           During the Interim Period, (i) TransTex consents to Eureka Hunter inviting the TransTex partners to attend meetings at such reasonable dates, times and places specified by Eureka Hunter Holdings for the purpose of receiving information from Eureka Hunter Holdings relevant to an investment in Eureka Hunter Holdings such that each partner may elect to receive up to an additional 30% of their pro rata allocation of the Purchase Price in the form of Units thereby bringing their pro rata allocation of the Purchase Price up to 50% in the form of Units (the “50% Cap”); (ii) TransTex will distribute to its partners any such invitation (or provide Eureka Hunter Holdings with contact information so it may directly invite the TransTex partners to such meeting); (iii) TransTex will distribute investment information provided to TransTex by Eureka Hunter Holdings, so long as such information is in an electronic format that TransTex may transmit to the TransTex partners via email, and with regard to information that cannot be delivered electronically, TransTex consents to Eureka Hunter Holdings delivering such information directly to the TransTex partners based on contact information provided by TransTex; and (iv) TransTex will assist Eureka Hunter Holdings in coordinating such meetings upon Eureka Hunter Holdings’ reasonable request.

(c)           Eureka Hunter Holdings shall provide the documentation to the TransTex partners for such partners to elect to purchase additional Units in Eureka Hunter Holdings (the “Election Documentation”). In electing to receive additional Units, subject to the 50% Cap, such Election Documentation shall provide that each TransTex partner must elect to receive the number of additional Units which corresponds to increments of 5% of each such partner’s pro rata allocation of the Purchase Price rounded to the nearest whole number of Units.

(d)           Prior to the expiration of the Interim Period, Eureka Hunter Holdings shall provide TransTex with copies of any Election Documentation executed by any TransTex partner (an “Electing Partner”). On April 13, 2012, TransTex will transmit to Eureka Hunter Holdings, by wire transfer, an amount equal to the product of (x) $20 and (y) the aggregate number of additional Units all Electing Partners elected to receive.  Thereafter, this Amendment shall no longer restrict TransTex in its ability to make distributions to any TransTex partner for his/her/its pro rata share of the remaining Retained Cash.

(e)           Eureka Hunter Holdings shall be responsible for (i) complying with any requirements under applicable securities laws, (ii) admitting each Electing Partner as a Member of Eureka Hunter Holdings, and (iii) obtaining any required consents, signatures, verifications or other approvals necessary to accomplish such admission.  TransTex agrees to execute any amendment to the Amended and Restated Eureka Hunter Holdings LLC Agreement which is necessary to permit the admission of any Electing Partner.

(f)            Only TransTex partners who are accredited investors within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission will be offered, or permitted to acquire, additional Units, and Eureka Hunter Holdings shall be solely responsible for determining if any TransTex partners are accredited investors.

(g)           All communications under this Section 6.26 should be directed to the attention of Ronald L. Fancher with a copy to its legal counsel at the addresses specified in Section 12.5.

Please indicate your agreement to this amendment by signing below in the space provided on the next page.

[Remainder of Page Intentionally Left Blank]

Sincerely yours,

TRANSTEX GAS SERVICES, LP

By:	Par Amine, LLC, its general partner

By:	/s/ Ronald L. Fancher
Ronald L. Fancher, Manager

By:	/s/ J.W. Brown
J.W. Brown, Manager

By: T2 General Holdings, LLC, its general partner

By:	/s/ J. Greg Sargent
J. Greg Sargent, Sole Member

ACCEPTED AND AGREED:

EUREKA HUNTER ACQUISITION SUB, LLC

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Its:	Executive Vice President

SOLELY FOR PURPOSES OF SECTION 12.18
OF THE AGREEMENT:

EUREKA HUNTER HOLDINGS, LLC

By:	/s/ Ronald D. Ormand
Name:	Ronald D. Ormand
Its:	Executive Vice President

[Signature Page to First Amendment to Asset Purchase Agreement]